SC 13G/A


VIKING GLOBAL PERFORMANCE LLC
VIKING GLOBAL INVESTORS LP
VIKING GLOBAL EQUITIES LP
VIKING GLOBAL EQUITIES II LP
O. ANDREAS HALVORSEN
DAVID C. OTT
THOMAS W. PURCELL, JR.
DANIEL J. CAHILL

NASD

0001365790
GLG Partners, Inc.
20-5009693


CARL CASLER
203-863-5039

0001132625
vgp#5vvv

SC 13G/A

viking1.txt




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  Schedule 13G
                                 (Rule 13d-102)
                                ________________

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*
                                (Amendment No. 1)


	                           GLG Partners, Inc.
                  (Formerly Freedom Acquisition Holdings, Inc.)
                                 (Name of Issuer)

		          Common Stock, par value $.0001
                         (Title of Class of Securities)

                                     37929X107
                                  (CUSIP Number)

                                 December 31, 2007
       (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                     PAGE 2 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                  0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 3 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 4 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1,998,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,998,700
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              1,998,700
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               .8%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 5 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 107,600
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    107,600
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              107,600
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               .04%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 6 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 7 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 8 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Thomas W. Purcell, Jr.
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 9 OF 14

CUSIP No. 37929X107
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Daniel J. Cahill
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                 5,327,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                5,327,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              5,327,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
             2.2%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G/A                                                     PAGE 10 OF 14

ITEM 1(a).  NAME OF ISSUER:
              GLG Partners, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
 390 Park Avenue, 20th Floor, New York, NY 10022

ITEM 2(a).  NAME OF PERSON FILING:
                  Viking Global Performance LLC ("VGP"), Viking Global Investors LP ("VGI"), Viking Global Equities LP ("VGE"),
	Viking Global Equities II LP ("VGEII"),
	O. Andreas Halvorsen, David C. Ott,
	Thomas W. Purcell, Jr.and Daniel J. Cahill.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, CT 06830.

ITEM 2(c).  CITIZENSHIP:
VGE, VGEII and VGI are each Delaware limited partnerships and VGP is a Delaware limited liability company. O. Andreas Halvorsen is a citizen of Norway, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill are all citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
               Common Stock, par value $.0001

ITEM 2(e).  CUSIP NUMBER:  37929X107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                    PAGE 11 OF 14

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

ITEM 4.   OWNERSHIP.
     A.  VGP and VGI
        (a)  Amount beneficially owned 5,327,000
        (b)  Percent of class: 2.2%
              (All percentages herein are based on 240,895,000 shares of
             Common Stock reported to be outstanding as of January 25, 2008 by Bloomberg)

        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         5,327,000
                  (iii)  sole power to dispose or to direct the disposition
                         of 0
                  (iv) shared power to dispose or to direct the disposition of 5,327,000

VGP, as the general partner of VGE and VGEII; and VGI, an affiliate of VGP, that provides managerial services to VGE and VGEII, each have the power to dispose of and vote the shares of Common Stock directly owned by VGE and VGEII. VGP and VGI are parties to an investment management agreement with VGE III Portfolio
Ltd. which is a company organized under the laws of the Cayman Islands, pursuant to which VGP has investment authority with respect to securities held in such accounts and VGI performs managerial services in connection with such accounts.
VGP and VGI have authority to dispose of and vote securities held in such accounts. Neither VGP nor VGI owns directly any shares of Common Stock.

Schedule 13G/A                                                    PAGE 12 OF 14

                   By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 as amended (the "Act"), VGP and VGI may each be deemed to own beneficially shares directly held by VGE, VGEII and VGE III Portfolio Ltd.

     B.  VGE
        (a)  Amount beneficially owned: 1,998,700
        (b)  Percent of class: .8%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,998,700
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,998,700

                   VGE has the power to dispose of and the power to vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP and by VGI, an affiliate of VGP, which provides managerial services to VGE.

   C.  VGE II
        (a)  Amount beneficially owned: 107,600
        (b)  Percent of class: .04%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                       107,600
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 107,600

                   VGEII has the power to dispose of and the power to vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

D.  O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and
       Daniel J. Cahill
        (a)  Amount beneficially owned: 5,327,000
        (b)  Percent of class: 2.2%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         5,327,000
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 5,327,000

	Messrs. Halvorsen, Ott,  Purcell and Cahill as
	Operating Committee Members of VGI and VGP, have shared power to dispose of and shared power to vote the Common Stock beneficially owned by VGI and VGP. Neither Messrs. Halvorsen, Ott, Purcell or Cahill directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares directly owned by VGE , VGEII and VGE III Portfolio Ltd.

Schedule 13G/A                                                    PAGE 13 OF 14

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                 Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
                 Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                    PAGE 14 OF 14

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2008
			/s/ O. Andreas Halvorsen
			O. ANDREAS HALVORSEN, individually, and
			as an Operating Committee Member of
			VIKING GLOBAL PERFORMANCE LLC, on behalf
			of itself and VIKING GLOBAL EQUITIES LP,
			VIKING GLOBAL EQUITIES II LP,
			and as an Operating Committee Member
			Viking Global Partners LLC, on behalf of
			VIKING GLOBAL INVESTORS LP.
			/s/ David C. Ott, individually
			DAVID C. OTT
			/s/ Thomas W. Purcell, Jr., individually
			THOMAS W. PURCELL JR.
			/s/ Daniel J. Cahill, individually
			DANIEL J. CAHILL


2078839.1